EXHIBIT 12.1


       EXHIBIT 12.1 STATEMENT RE COMPUTATION OF EARNINGS TO FIXED
CHARGES

                                                            SEPTEMBER 30,
                    1995     1996     1997     1997     1997      1998      1998
                    NLG      NLG      NLG      USD      NLG       NLG       USD
                   -------------------------------------------------------------------
Loss from
  operations...... (615)    (4,733)  (19,860) (10,564)  (9,404)  (40,371) (21,474)
Fixed charges.....    1        269       534      284      330    14,962    7,959
                   -------------------------------------------------------------------
                   (614)    (4,464)  (19,326) (10,280)  (9,074)  (25,409) (13,515)


1. The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense. Earnings plus fixed charges were insufficient to cover fixed charges by NLG0.6 million in 1995, NLG4.5 million in 1996, NLG19.3 million in 1997, NLG9.1 million for the nine months ended September 30, 1997 and NLG25.4 million for the nine months ended September 30, 1998.

2. Since EBITDA amounts in all periods are negative, these amounts are by definition not available for management's discretionary use.